Exhibit 99

UTC CALLS FOR REDEMPTION OF OUTSTANDING FLOATING RATE NOTES DUE 2009

HARTFORD, Conn., Jan. 9, 2009 – United Technologies Corp. (NYSE: UTX) today called for redemption all of its outstanding $500 million aggregate principal amount of Floating Rate Notes due 2009.

The redemption date is set for Feb. 9, 2009. The redemption price will be calculated as described in the indenture governing the notes, based upon a reference LIBOR rate. In addition, UTC will pay accrued and unpaid interest on the redeemed notes up to the redemption date.

UTC, based in Hartford, Conn., is a diversified company that provides a broad range of high technology products and services to the building systems and aerospace industries.

From time to time, UTC may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” These statements are made based on management’s expectations and beliefs concerning future events and are not guarantees of future performance. Actual results may differ materially due to various risks and uncertainties. Important factors that could cause actual results to differ materially from those anticipated or implied in forward-looking statements include changes in global economic conditions and fluctuations in commodity prices, interest rates, and foreign currency exchange rates. For information identifying other important uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Cautionary Note Concerning Factors That May Affect Future Results,” as well as the information included in UTC’s Current Reports on Form 8-K.

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